                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                   FORM SB-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              (AMENDMENT NO.   )


                               TEQ-1 CORPORATION
        --------------------------------------------------------------
                (Name of Small Business Issuer in its Charter)


         NEVADA                       7374                    87-0569747
 ----------------------     -------------------------     -------------------
 (State or Jurisdiction         (Primary Standard          (I.R.S. Employer
   of Incorporation or      Industrial Classification     Identification No.)
      Organization)                Code Number)


               8542 SOUTH COACHMAN WAY, WEST JORDAN, UTAH 84088
                                 (801) 280-6984
 ----------------------------------------------------------------------------
        (Address and Telephone Number of Principal Executive Offices)


               8542 SOUTH COACHMAN WAY, WEST JORDAN, UTAH 84088
 ----------------------------------------------------------------------------
                   (Address of Principal Place of Business or
                     Intended Principal Place of Business)


                                 TAMMY GEHRING
               8542 SOUTH COACHMAN WAY, WEST JORDAN, UTAH 84088
                        (801) 280-6984; (801) 280-0460 fax
 ----------------------------------------------------------------------------
           (Name, Address and Telephone Number of Agent for Service)


       Approximate date of commencement of proposed sale to the public:

                                 MARCH 1, 2002
                       ------------------------------

Copies of all communications, including communications to the agent, should be sent to:

                                GERALD EINHORN
                         268 WEST 400 SOUTH, SUITE 300
                           SALT LAKE CITY, UTAH 84101
                          Tel: (801) 575-8073 EXT. 158
                              Fax: (801) 575-8092

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_______________________________________.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_______________________________________.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_______________________________________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
_______________________________________.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check this box: [X]

                         CALCULATION OF REGISTRATION FEE
--------------------  -----------------  ------------  ----------------  ----------------  ----------------
   TITLE OF EACH          AMOUNT OF         DOLLAR         PROPOSED          PROPOSED
     CLASS OF             SECURITIES        AMOUNT         MAXIMUM           MAXIMUM           AMOUNT OF
   SECURITIES TO            TO BE           TO BE       OFFERING PRICE       AGGREGATE       REGISTRATION
   BE REGISTERED          REGISTERED       REGISTERED       PER UNIT       OFFERING PRICE          FEE
--------------------  -----------------  ------------  ----------------  ----------------  ----------------
    Common Stock       869,500 shares      $86,950          $ N/A             $86,950           $21.73
 ($0.001 par value)
--------------------  -----------------  ------------  ----------------  ----------------  ----------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION: DECEMBER 21, 2001.


                              TEQ-1 CORPORATION

                            869,500 Common Shares


     This prospectus covers 869,500 shares of the common stock of TEQ-1 Corporation. The persons named herein under the caption "selling security holders" are offering all of these shares for sale. We will not receive any of the proceeds from the sale of shares by the selling security holders. There is no established public trading market for our common stock, and a market may not develop in the future.

     PLEASE READ THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO INVEST IN OUR SECURITIES.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

            The date of this prospectus is _________________, ____.

                               PROSPECTUS SUMMARY


     In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in TEQ-1 Corporation discussed under "Risk Factors", before you decide to buy shares of our common stock.


OUR COMPANY

     TEQ-1 Corporation provides electronic filing services for clients that need to electronically file reports, prospectuses, registration statements, and other documents with the Securities and Exchange Commission ("SEC") through the SEC's electronic system - Electronic Data Gathering Analysis and Retrieval ("EDGAR").

     Our principal executive offices are located at 8542 South Coachman Way, West Jordan, Utah 84088. Our telephone number is (801) 280-6984.


SUMMARY FINANCIAL INFORMATION

     Income Statement Data
                                  Nine Months                                         From Inception on
                                     Ended            Years ended December 31,         11/19/97 through
                                 September 30,     _______________________________      September 30,
                                     2001               2000             1999               2001
                               _________________   ______________   ______________   ___________________

Revenue                          $     10,878        $     334        $      -0-       $       11,212
Total operating expenses         $    (13,905)       $  (2,435)       $    (210)       $       18,075
Total other income (expense)     $       (279)       $    (274)       $     (47)       $         (633)
Net Income (Loss)                $     (3,306)       $  (2,375)       $    (257)       $       (7,496)

     Balance Sheet Data
                                                                    As of December 31,
                                              As of          _______________________________
                                          September 30,           2000             1999
                                        _________________    ______________   ______________

Total current assets                      $     26,717         $     899        $      -0-
Total assets                              $     26,717         $     899        $      -0-
Total current liabilities                 $     15,068         $   3,989        $     715
Total stockholders' equity (deficit)      $     11,649         $  (3,090)       $    (715)

THE OFFERING

As of the date of this prospectus, we have 1,369,500 shares of our common stock issued and outstanding. This offering is comprised of securities offered by the selling security holders only. The selling security holders are offering a total of 869,500 shares of our common stock to the public at a price to be determined later. Although we have agreed to pay all offering expenses, we will not receive any proceeds from the sale of the securities.

                                  RISK FACTORS


     Prior to making a decision to invest in TEQ-1 Corporation common stock, prospective investors should carefully consider, together with other matters referred to herein, each of the following risk factors.

     We are a new business and investment in our company is risky. We have an extremely limited operating history so it will be difficult for you to evaluate an investment in our stock. We have limited experience and a short history of operations with respect to marketing our filing services. We have had only minimal revenues and we cannot assure that we will continue to be profitable, as we were during the three months ended September 30, 2001. As a young company, we are especially vulnerable to the problems, delays, expenses and difficulties encountered by any company in the development stage.

     We have limited resources with which to pursue our business, so our growth will be limited. We will not receive any of the proceeds of this offering, so that at present all of our operations and business development must be funded internally from revenue we generate from providing our electronic filing services. As a result of our limited revenue it is likely the growth and development of our business will be limited as well. In order to substantially expand our operations in a relatively short period of time, we will need to raise capital from other sources. We have no plans or arrangements for raising new capital to expand our operations, and we have no reason to believe that new capital will be available to us on acceptable terms.

     We may seek capital from other sources, which could dilute your interest in TEQ-1. Since our goal is to expand and develop our business, it is likely we will seek additional capital in the future. Although we have no plans or arrangements for obtaining new capital at the present time, it is likely that any such plan that may arise in the future will involve the sale of additional shares of common stock or securities convertible to, or exercisable for, common stock. In these circumstances, your percentage ownership interest in TEQ-1 would be diluted and you would not benefit from the capital we obtain unless we are successful in using that capital to substantially improve operations and enhance the value of equity ownership in TEQ-1.

     We currently offer electronic filing services utilizing only the traditional ASCII (American Standard Code for Information Interchange) format. We do not offer the HTML (HyperText Markup Language) format at this time, nor do we submit unofficial copies of documents in PDF (Portable Document Format). Currently, filers have been able to submit most filings to the SEC in either HTML or ASCII format. HTML documents allow filers to maintain the look and feel of the original document, instead of the typewriter style ASCII format. In addition, unlike ASCII documents, HTML and PDF documents have the potential to include graphics, varied fonts, and other visual displays. It is also expected that HTML will eventually replace ASCII for most filings. If HTML replaces ASCII and we do not learn about and begin to offer electronic filing services using the HTML format, we may not be able to submit filings to the SEC.

     Our success is dependent on the efforts of only one employee. We have only one employee, who is our president. Consequently, the development and success of our business is dependent on the efforts of only one person. We are heavily dependent upon the skills and abilities of our one employee, and may find that the inability of this person to devote full time attention to the business of the Company may result in a negative reaction of its current client base. Services preformed are limited to the extent of the knowledge of one person. If we were to lose the services of this person, the operations of TEQ-1 will cease.

     Our future success also depends on the ability to identify, attract, hire, train and motivate professional personnel. The competition for such employees is intense. If we are unable to attract and retain other qualified personnel, we will not develop a sufficient customer base to adequately fund our operations.

     We face competition from our competitors, which could adversely affect our business. Our Company will be competing for business specializing in the same fields as our Company, and it can be expected that most, if not all, of such competing companies will have lengthier experience and greater financial and other resources than the Company. The cost of entry into the Company's line of business is minimal. There are no substantial barriers to entry of any kind. The Company hopes to minimize competition by focusing its growth on small businesses where there is less competition. The Company plans to further compete on the basis of great client relations and its low operating cost structure. There can be no assurance given that the Company will be able to respond to competitive pressures, or that the effect of competitive pressures will not change the demand for the Company's services, or to develop a clientele regardless of where and how it decides to advertise its services. To the extent that there are competitive pressures, the Company's business, operations and financial condition could be adversely affected.

     We rely on computer, Internet and administrative systems. Our Company utilizes a local Internet Service Provider ("ISP") for dial-up Internet access. At the present time, the Company believes its current ISP has adequate facilities for the Company's needs. Nevertheless, the Company may, from time to time, experience periods of inaccessibility due to technical problems experienced by its ISP. Further, if and when the Company establishes a presence on the Internet, it will be subject to risks associated with the Internet, such as technological advances which could increase the rate of obsolescence of the equipment needed by the Company to maintain an Internet presence, and power outages or computer problems (including among other things, technical failures, viruses, security breaches, etc.) which could affect the Company's ability to operate. As a result, the Company may be forced to allocate greater amounts of capital to equipment thereby negatively affecting its cash flow.

     It is likely public transactions in our stock will be covered by the Penny Stock rules, which impose significant restrictions on broker-dealers and may
affect the resale of our stock.   A penny stock is generally a stock that

    - is not listed on a national securities exchange or Nasdaq,

    - is listed in "pink sheets" or on the NASD OTC Bulletin Board,

    - has a price per share of less than $5.00 and

    - is issued by a company with net tangible assets of less than $5 million.

     The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

    - determination of the purchaser's investment suitability,

    - delivery of certain information and disclosures to the purchaser, and

    - receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

     Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. It is likely our common stock will be covered by the penny stock trading rules. Therefore,

    - such rules may materially limit or restrict your ability to resell our common stock, and

    - the liquidity typically associated with other publicly traded equity securities may not exist.

     The lack of liquidity in our stock may make it difficult for you to sell your shares. Presently there is no public trading market for our common stock. The likely effect of the restrictions imposed by the Penny Stock rules and lack of an active trading market for our shares will be a decrease in the willingness of broker-dealers to make a market in the stock, decreased liquidity of the stock, and increased transaction costs for sales and purchases of the stock as compared to other securities. The lack of liquidity or inactive market for your stock may cause you to lose money on an investment in our stock.


                      INFORMATION ABOUT TEQ-1 CORPORATION

OUR PERIODIC REPORTS

     We currently file periodic reports pursuant to the Securities and Exchange Act of 1934. All of our reports, such as annual and quarterly reports, and other information are filed electronically with the SEC. The SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically. Our annual and quarterly reports will not be sent to security holders but can be obtained utilizing this web site.

INFORMATION NOT IN THIS PROSPECTUS

     We will provide without charge to each person who receives a prospectus, upon written or oral request of such, a copy of any of the information that was incorporated by reference in this prospectus. Any person with such request should contact:

         TEQ-1 Corporation
         Attention: Investor Relations
         8542 South Coachman Way
         West Jordan, Utah 84088
         Telephone: (801) 280-6984

FORWARD LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may", "will", "should", "except", "anticipate", "intend", "estimate", "continue", "believe", "expects" or other similar words. Similarly, statements that describe TEQ-1 Corporation's future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this prospectus.


                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the securities by the selling security holders.


                            DESCRIPTION OF BUSINESS

BACKGROUND

     We were incorporated under the laws of the State of Nevada on November 19, 1997. Until December 2000, our Company's activities were limited primarily to its organization, obtaining capitalization and the process of becoming a reporting company under the Securities Exchange Act of 1934.

     In December of 2000, we focused our efforts on the business plan of providing electronic filing services. Our Company provides electronic filing services for clients that need to electronically file reports, prospectuses, registration statements, and other documents with the SEC through the SEC's electronic system - Electronic Data Gathering Analysis and Retrieval ("EDGAR").

     In 1984, the SEC initiated the EDGAR system to automate the receipt, processing, and dissemination of documents required to be filed under the Securities Act, the Exchange Act, the Public Utility Act, the Trust Indenture Act, and the Investment Company Act. The EDGAR system's broad and rapid dissemination benefits the public by allowing investors and others to obtain information rapidly in electronic format and is displayed on the SEC's web site http://www.sec.gov. Electronic format is easy to search and lends itself readily to financial analysis, using spreadsheets and other methods.

BUSINESS

     We provide electronic filing services for clients that need to electronically file reports, prospectuses, registration statements, and other documents with the SEC through the SEC's electronic system EDGAR.

     There are currently approximately 10,000 public companies whose securities are quoted and traded on either a national securities exchange, such as the American or New York Stock Exchange, or on electronic exchanges such as the National Association of Securities Dealers ("NASD") Automated Quotation System ("NASDAQ") and the NASD Over-the-Counter ("OTC") Bulletin Board ("BB"). At a minimum, each public company must file, through the SEC's EDGAR system, an annual report on Form 10-K or Form 10-KSB and three quarterly reports on Form 10-Q or Form 10-QSB. Most companies make substantially more filings because of registration statements, reorganizations, mergers and acquisitions, name changes, material events affecting the companies and a variety of other reasons required by law. In addition, officers and directors of the companies as well as large and/or influential shareholders must make filings on changes in their status with the companies. Literally hundreds of thousands of filings are made annually with the SEC and the number continues to grow, as companies become new members to the securities markets.

     We seek to capture a portion of the electronic filings made by participants in this market by providing exceptional service at a price that is at least 20% lower than the average prices the Company has found to be charged by its competitors. We provide EDGAR filing services primarily to public corporations and individuals by marketing services to these groups directly or through legal and accounting firms.

     We offer electronic filing services utilizing only the traditional ASCII filing format. Our turnaround time for ASCII based files is expected to be 36 hours for digital documents and 72 hours for hard copy or hand keyed documents. We do not offer the HTML filing format at this time, nor do we submit unofficial copies of files in PDF.

     Some of our services include 1) creating a new client account with the Company, 2) assistance with applying for EDGAR Access Codes, 3) conversion of documents into an EDGAR acceptable format "EDGAR-ready", 4) obtaining client approval of filing documents, 5) editing client changes, 6) electronic filing or transmission of the documents utilizing the EDGAR system and 7) forwarding SEC notifications of acceptance to clients.

     To make a client's filing "EDGAR-ready", we convert documents that have been prepared by clients into an ASCII format. Additionally, the Company inserts required information, such as submission header and document data. The documents are then run through computer based validation programs to check certain required information.

     Upon our receipt of the client's final draft, we complete it by inserting the SEC's required information. We then will "Test" file the document. Upon written authorization from client, the document will be filed "Live" with the SEC. We require that written authorizations are provided to us at least two hours before the document is to be transmitted Live to the SEC. Written authorizations can be in the form of a letter signed by an authorized signer of the client, or merely the required signatures on the signature page of such document to be filed. Shortly after a document is transmitted Live to the SEC, we request that the SEC confirm the acceptance of the document via email. We then forward such confirmation to our clients, by e-mail, fax or otherwise.

     Most documents are delivered to us from our clients either by e-mail or computer disk. For additional charges, we also provide typing and data entry services for documents delivered in paper format. Our usual turnaround time of
36 hours generally doubles when we perform typing services.   However, we do
not provide any form of legal or accounting advice or editing services beyond corrections explicitly requested by the client.

     We currently charge fees based upon the number of pages we transmit to the SEC, the number of pages in a document, the number of pages with tables, the deadlines imposed by the filer and the amount of editing required.

     Our transmission fee includes all Test filings and Live filings. We will not transmit a Live filing until we receive an authorized signature by our client. We double our transmission fee for filings received and to be filed on major deadlines, including March 31st through April 2nd, May 15th, August 14th, and November 14th. We also apply a rush charge to document processing that requires less than a 36 hour turnaround time for digital documents or 72 hour turnaround time for hard copy/hand keyed or scanned documents. In general, requests for changes to be made to a document we have already converted into an ASCII format, is normal. We perform minor changes without charge. If more than five changes are requested by a client, then we impose editing charges on a per page basis.

     The EDGAR system will not receive, process, or accept filings on certain federal holidays, usually including Martin Luther King, Jr. Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, and Christmas Day. We also do not offer services on these days. In addition to the mentioned federal holidays, we generally do not offer services on New Years Day, Pioneer Day (the 24th of July), Christmas Eve Day, and New Years Eve Day.

     Additionally, when we file amendments to documents previously filed by us, we will bill our clients at different rates. For example, in a document with only a few changes, the client may be charged only a transmission fee. In a document with many changes, the client may be charged editing charges, plus the transmission fee.

     Upon confirmation and delivery of the SEC's acceptance of the client's filing, the Company bills its clients and records the fees as revenues. An invoice is generated to the client and payment is due within 30 days or the Company begins charging interest on the outstanding balance at the rate of 1.5% per month. Because the Company is in the development stage, it has not experienced any bad debts. However, the Company expects to apply a bad debt expense charge of 5% against revenues, which it believes is in line with industry standards.

     Currently, we have approximately ten clients to whom we provide our electronic filing services on an ongoing basis, and approximately five clients to whom we provide our electronic filing services on an irregular basis. At September 30, 2001, we had five clients, each of whom represented greater than 10% of the Company's total revenue. If we were to lose business from any one of these five clients, our financial condition could be negatively affected.

MARKETING

     To date, we have attracted a limited clientele through word-of-mouth advertising. We plan to implement a regular routine of telemarketing and direct mail to attract additional clientele and expect most of our clientele to come from these methods of marketing.

     We intend to implement a regular campaign of direct mail to a database of publicly held companies as well as legal and accounting firms specializing in securities practices. Additionally, we intend to engage in a regular campaign of e-mail marketing and may develop a web-site on the Internet.

     Initially, we expect to target smaller public companies that are not large enough to require a full-time or even part-time employee to handle their filings and who would thereby benefit from outsourcing such services to the Company. As our Company grows, hires additional personnel and can benefit from certain economies of scale, it will seek to target larger companies for the purposes of replacing their in-house staff.

     Because of the nature of our business and the improvements in technology, we do not foresee geographical barriers to the Company's market. Most of our business can be managed by mail, fax or e-mail and does not require much travel.

     We do not believe that we will be affected by seasonal factors. However, many companies file reports on a calendar year end basis. As a result, we expect that a greater percentage of our business will occur around the deadlines set forth by the SEC for companies filing on a calendar year end basis. Such deadlines are forty-five days after the end of each quarter, and 90 days after a Company's year-end.

GOVERNMENT REGULATION

     We are subject to various federal, state, and local rules and regulations. We will seek to comply with the disclosure requirements to which we are subject. Compliance with government regulations can be costly in terms of legal expenses. Although we believe that our operations are in material compliance with current laws and regulations, there can be no assurance that current regulatory requirements will not change. The time and capital of the Company and management could be adversely affected by the need to defend an enforcement action by any government agency, or civil lawsuits, even if the Company and management are ultimately exonerated.

COMPETITION

     Many filers/issuer(s) file disclosure reports, prospectuses, registration statements, and other documents with the SEC in-house without utilizing the services of an outside EDGAR filing agent. As a result, we compete in this segment of the market by offering savings in cost, time and logistics to such companies.

     Other filers utilize the services of law firms or outside EDGAR filing agents who provide services similar to the Company's. We compete in this segment of the market by providing exceptional service, fast turnaround and by offering what we believe to be one of the lowest pricing structures in the industry.

     A majority of our competition comes from law firms and outside EDGAR filing agents who have substantially greater experience, financial and other resources than our Company has. Additionally, there is no assurance that we will be able to respond favorably to competitive pressures.

     We may also face additional competition in the future as new technologies increase the ease with which filings can be made, thereby making it more difficult for us to achieve cost savings and other benefits for existing clients and potential customers.

     The barriers to entry into the Company's industry are very low and can result in continued competitive pressures, thereby having a potentially adverse effect on the Company's financial performance.

OFFICES

     We are currently operating from the home of our president, at 8542 South Coachman Way, West Jordan, Utah 84088, who provides office space, utilities and computer access. The office space consists of approximately 100 square feet, and no other business is conducted from this location. Through the calendar year ending December 31, 2000, we were not charged for these services due to our minimal operations.

     On January 1, 2001, we entered into Rental/Utilities Agreements with Tammy Gehring for use of office space in her home at a base rent of $100 per month. The agreement is a month-to-month rental arrangement. We also agreed to pay a base utilities/miscellaneous expense of $100 per month to cover phone, fax, Internet, computer use, power, and other office items needed for the operations of TEQ-1 Corporation. This January 1, 2001 agreement was terminated and a new agreement was entered into on October 1, 2001 with the same arrangements, except that the expenses would no longer be accrued. Our business is electronic filing services and we rely on use of these office items. We need no more than this office to maintain records for our operations, since all correspondence with clients is conducted over the email and on the phone. Consequently, we believe our office space is adequate for our current operations. If we are successful in achieving a larger client base, we may hire additional personnel and seek larger office space to house our operations.

     At the present time, the Company's president, using off-the-shelf software programs, maintains our operating and accounting systems. We may utilize the services of outside accounting and bookkeeping firms as we grow.

     We also utilize a local Internet Service Provider ("ISP") for dial-up Internet access. We believe our current provider has adequate facilities for our needs in the foreseeable future. Nevertheless, we may, from time to time, experience periods of inaccessibility due to technical problems of our ISP.

EMPLOYEES

     We have one part-time employee, our President, who has been filing documents electronically with the SEC since 1998. Over the years, the SEC has modified and improved its system several times. Our staff is adequate for our current operations. However, the fact that we have only one person providing our filing services means that our ability to exploit our market is limited by the hours this individual can commit on a part-time basis. Consequently, the rate of growth of our business is slower than what we could accomplish with more employees. The need for additional personnel and their availability will be determined on an as needed basis. With our current staff we believe we can increase our revenues by 10%-20% by the end of the calendar year 2002. If we are successful in growing our business to this level, we may add employees in the areas of formatting and transmitting documents, bookkeeping, sales and marketing, and technology services to increase our rate of growth.

     We expect to utilize the services of outside consultants, attorneys, and accountants as necessary.

     During the calendar year ending December 31, 2000, our sole employee did not receive any type of compensation. On January 1, 2001, we entered into an Employment Agreement with Tammy Gehring to pay a salary of $1,000 per month. Ms. Gehring has agreed to accrue the salary.

     We do not currently offer any retirement, pension, profit sharing, stock option or insurance programs or other benefits, such as health insurance, bonuses, vacation pay, overtime pay or retirement plans. However, as we grow and hire additional personnel, we will seek to add employee benefits including an insurance plan, retirement plan, bonus and/or stock option plans.

     Our employee is not part of any collective bargaining arrangements, and the Company's relationship with its employee is good.

INSURANCE

     The Company does not currently maintain any worker's compensation, general office or liability insurance although it expects to acquire such insurance as it hires additional personnel and generates adequate financial resources to allocate to such costs.


                               PLAN OF OPERATION

     TEQ-1 Corporation is a service company which provides electronic filing services for clients that need to electronically file reports, prospectuses, registration statements, and other documents with the Securities and Exchange Commission ("SEC") through the SEC's electronic system - Electronic Data Gathering Analysis and Retrieval ("EDGAR"). We began this business in December 2000 and realized only $334 in revenues from the business through the calendar year ended December 31, 2000. Before December 2000, we had no business operations, so our electronic filing services business is a new or start-up venture for us.

     In February 2000, our president loaned us $1,715 for a term of one year at the interest rate of 10% per annum for various administrative expenses. Further, in June 2000, our president loaned us $2,000 for a term of one year at the interest rate of 10% for working capital. On November 30, 2001, we paid off the two loans including interest.

     Our operating expenses consist primarily of accrued salary for our employee, office expenses, outside services and professional fees incurred to comply with our reporting obligations under the Securities Exchange Act of 1934. The accrued salary payable to Tammy Gehring, our president, was $9,000 at September 30, 2001, and her monthly salary is $1,000 through the remainder of 2001. Our office rent and utilities through the first nine months of 2001 were $1,800, and we expect our office expense will remain, at a rate of, approximately $200 per month through the end of 2001. The remaining $455 in office expenses, for the first nine months of 2001, consisted mainly of office supplies, postage, and bank charges. Outside services through the first nine months of 2001 were $322, and we expect to incur outside service expenses on an irregular basis during the remainder of 2001 and during 2002. Professional fees related to our reporting obligations were $2,328 during the first nine months of 2001, and we expect to incur a quarter of this amount as an expense during the remainder of 2001.

     During the calendar years ended December 31, 2000 and 1999, our only employee did not receive any type of compensation. On January 1, 2001, we entered into an Employment Agreement with Tammy Gehring, our sole officer/director/employee ("Employment Agreement"), which provides for a $1,000 per month salary for a period of three years commencing January 1, 2001. The salary shall accrue until the Company has achieved net income of $50,000, at which time the Company will pay 50% of its net income before tax towards reducing the accrued salary liability. Ms. Gehring receives a salary for the services she renders as an officer, director and employee.

     During the years ended December 31, 2000 and 1999, we did not have a need to rent office space. On January 1, 2001, we entered into a rental/utilities agreement with Tammy Gehring, our sole officer/director/employee of the Company, allowing the Company to use office space in her home for the operations of the Company at a base rent of $100 per month. We also agreed to pay her a base utilities/miscellaneous expense of $100 per month designated for, but not limited to, heat, power, water, sewer, garbage collection, recycling, phone, fax, Internet, computer, printer and any other office items needed for the operations of the Company, not currently being paid by the Company. This rental/utilities agreement stated that the rent was to be accrued until the Company has achieved net income of $50,000 at which time the Company would pay 10% of its net income before tax towards reducing the accrued rent liability. The utility portion was to accrue until the Company elected to make payment. On October 1, 2001, this agreement was renegotiated, allowing all accrued rental expenses and further all accrued utilities/miscellaneous expenses through September 30, 2001 to be paid, terminating the January 1, 2001 Rental/Utilities Agreement and further entering into a new Rental/Utilities Agreement effective October 1, 2001. The new agreement allows the Company to continue to use office space in the home of Ms. Gehring for the operations of the Company at a base rent of $100 per month. We also agreed to pay a base utilities/miscellaneous expense of $100 per month designated for office items needed for the operations of TEQ-1 Corporation. The new rental/utilities agreement is on a month-to-month basis, with the first payment due October 31, 2001 and each payment thereafter being due on the last day of each month.

     We currently are spending approximately $100 or less each month on general operating expenses including, but not limiting to, office supplies, postage and marketing. We intend to keep costs to a minimum until such time, in our discretion, we believe expansion would be reasonable.

     On June 22, 2001, we authorized a private offering under Rule 506 of Regulation D (the "Offering") to raise additional working capital for the Company. The Company offered three hundred thousand (300,000) shares of its $0.001 par value common stock at a price of $0.10 per share in the Offering (the "Shares"). This Offering commenced July 1, 2001 and was to continue through September 30, 2001. On September 30, 2001, we extended the Offering through November 30, 2001, an additional sixty (60) days. Upon closing on November 30, 2001, the Company sold 269,500 Shares under the Offering.

     Revenue has been approximately $5,000 per quarter for the second and third quarters of 2001, ending June 30, 2001 and September 30, 2001. Our goal is to increase our revenues by at least 10%-20% percent for each of the quarters in 2002. At present our marketing effort is limited to word-of-mouth. We have not implemented any other form of advertising or marketing for our filing services and believe we can achieve our goals during the four quarters in 2002 through word-of-mouth. We believe the revenue we have generated will be adequate to cover our operating expenses through the remainder of 2001.

     If we achieve our revenue goals in the first and/or second quarters of 2002, then we will evaluate the feasibility of adding an employee for filing services. New employees will be added only if our operations can support the new employees without outside financing and if we believe the addition of these employees will enable us to penetrate our market more effectively. An increase in our operations and the number of employees may require us to seek larger office space. Should this growth occur, we do not expect that we would need more than approximately 200-300 square feet of office space. We believe that there is an adequate supply of office space in Salt Lake County, Utah to meet our need for larger space, should it arise.

     We emphasize that it is management's belief alone regarding the potential market for our electronic filing services that serves as the basis for pursuing this business. If we are wrong, then our revenues will likely stagnate and our ability to grow and develop the business will be substantially impaired. In these circumstances our operations will be limited to what we can afford with limited revenue and resources, and it is unlikely TEQ-1 Corporation will generate any meaningful value for its stockholders.

     We have no plans or arrangements for raising additional capital for our business and have no need to raise additional capital over the next 12 months to fund our current operations. Nevertheless, we may explore the possibility of obtaining outside financing if we believe we can use that financing to substantially expand our operations and we can obtain financing on acceptable terms.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers currently serving us are as follows:
NAME                AGE            POSITION HELD                 SINCE
------              -----          ---------------               -------
Tammy Gehring       26             President, Secretary,         1997
                                   Treasurer and Director

     The directors named above will serve until our next annual meeting of stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the board of directors or in accordance with any employment agreement, the terms of which may be further described in this prospectus. There is no arrangement or understanding between our directors and officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

     Our directors and officers will devote time to our affairs on an "as needed" basis. As a result, the actual amount of time, which they will devote to our affairs, is unknown and is likely to vary substantially from month to month.

BIOGRAPHICAL INFORMATION

     Tammy Gehring, age 26, has been President, Secretary, Treasurer and Director of the Company since inception. Ms. Gehring is also employed as an executive assistant with Park Street Investments, Inc., a local financial consulting firm, where she has been employed since June 1997. Through her employment there, Ms. Gehring provided EDGAR filing services for clients since September 1998. Park Street Investments no longer provides this service and there is currently no conflict of interest between the Company and Ms. Gehring's employer with regard to the Company's services. Prior to June 1997, Ms. Gehring was employed as an administrative assistant of another local financial consulting firm since February 1996. Previous to that, Ms. Gehring was an accounting and finance student at Salt Lake Community College. Ms. Gehring served as an officer and director of Flexweight Corporation from August 1996 through May 1998 and as an officer and director of Area Investment and Development Company from September 1997 through February 2001.

SECTION 16(A) FILING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of TEQ-1 Corporation and persons who own more than ten percent (10%) of a registered class of its equity securities to file reports of ownership and changes in their ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission, and forward copies of such filings to TEQ-1 Corporation.

     Based on the copies of filings received by TEQ-1 Corporation, Tammy Gehring, our sole officer, director, and beneficial owner of more than ten percent of the equity securities of TEQ-1 Corporation registered pursuant to
Section 12 of the Securities Exchange Act of 1934, was late in filing her Form 3, and late in filing her Form 5 for the year ended 2000.

                             EXECUTIVE COMPENSATION

     We have only one executive officer, Tammy Gehring, who serves as our president, secretary, and treasurer. No compensation was paid to Ms. Gehring for her services in any of the three calendar years ended December 31, 2000, 1999, and 1998.

     On January 1, 2001, we entered into a three-year Employment Agreement with Tammy Gehring for her services as president, secretary, treasurer and employee of the Company. Under the agreement Ms. Gehring received a monthly salary of $1,000 and agreed to accrue the monthly salary until we have sufficient net income to pay the expense. At September 30, 2001, the amount of accrued salary was $9,000. Under the Employment Agreement Ms. Gehring is entitled to participate in any health insurance, life insurance, stock option, retirement, pension, or profit-sharing programs we establish for the benefit of employees, but we have yet to establish any such benefits or plans and have no intention of doing so at the present time. TEQ-1 Corporation has the right to terminate the Employment Agreement on thirty days written notice in the event of a sale of substantially all our assets, the sale or disposition of shares representing more than 50 percent of the outstanding common stock of TEQ-1 Corporation, or a merger or consolidation after which our stockholders immediately prior to the transaction hold less than 50 percent of the issued and outstanding shares after the transaction.

     We have no "key person" life insurance coverage on the life of our sole officer and director, and have no present intention to purchase such coverage, due to its prohibitive cost.


                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this prospectus, the number of shares of common stock owned of record and beneficially by executive officers, directors and persons who hold five percent or more of our outstanding common stock. Also included are the shares held by all executive officers and directors as a group.

AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP     PERCENT OF CLASS
------------------------           --------------------     ----------------
Tammy Gehring                      1,000,000                73.02%
8542 South Coachman Way
West Jordan, Utah 84088

Tyson Schiff                       69,000                   5.04%
1528 East St. Marks Court
Salt Lake City, Utah 84124

All Executive Officers &
Directors as a Group
(One Person)                       1,000,000                73.02%

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Effective January 1, 2001 and renegotiated on October 1, 2001, we entered into a month-to-month Rental/Utilities Agreement with Tammy Gehring for use of office space in her home at a base rent of $100 per month. We also agreed to pay a base utilities/miscellaneous expense of $100 per month for phone, fax, Internet, computer use, and any other office items needed for the operations of TEQ-1 Corporation.

     Effective January 1, 2001, we entered into a three-year Employment Agreement with Tammy Gehring for her services as president, secretary, treasurer and employee of the Company to pay a monthly salary of $1,000.

     On June 1, 2000, Tammy Gehring, the Company's president, loaned the Company $2,000 for a term of one year at an interest rate of 10% per annum for working capital purposes. On June 1, 2001, Ms. Gehring extended the term of the note payable plus accrued interest to be due upon demand. The note is not secured by any of the Company's assets. On November 30, 2001, TEQ-1 Corporation paid off this loan including interest of $300.04.

     On February 1, 2000, Ms. Gehring loaned the Company $1,715 for a term of one year at an interest rate of 10% per annum for various administrative expenses. On February 1, 2001, Ms. Gehring extended the term of the note payable for an additional year. The note plus accrued interest is due in full on February 1, 2002 and is not secured by any of the Company's assets. On November 30, 2001, TEQ-1 Corporation paid off this loan including interest of $314.40.

     Effective November 23, 1997, the Company issued 1,000,000 shares to Tammy Gehring, its founding director, for services rendered in connection with the Company's formation and organization, valued at $1,000. Also effective November 23, 1997, the Company issued to Tyson Schiff a total of 100,000 shares of common stock for services rendered in connection with the Company's formation and organization, valued at $100.


                            SELLING SECURITY HOLDERS

     The securities are being sold by the selling security holders named in the following table. The table lists the names of the selling security holders, the relationship which the named selling security holders have had within the past three years with TEQ-1 Corporation or any of its predecessors or affiliates, the number of shares of common stock held by each Selling Security Holder before this offering, the number of shares to be offered by each Selling Security Holder in this offering, the amount of common stock owned by each such Selling Security Holder after this offering is complete, and the percentage of ownership held by each Selling Security Holder after this offering.

     As shown, the table indicates that all the securities will be available for resale after the offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities.

                         NUMBER OF     NUMBER OF     NUMBER OF     PERCENTAGE
                        SHARES HELD     SHARES         SHARES     OF OWNERSHIP
   NAME OF SELLING         BEFORE       OFFERED      HELD AFTER      AFTER
   SECURITY HOLDER        OFFERING    IN OFFERING     OFFERING      OFFERING
----------------------  ------------  ------------  ------------  ------------
Nate Ballard                 3,000         3,000             0           0%
Larry Beck                   3,000         3,000             0           0%
Gordon E. Beckstead          5,000         5,000             0           0%
Lea Blohm                    5,000         5,000             0           0%
M. Stephen Brown            25,000        25,000             0           0%
Stephen Bushansky           10,000        10,000             0           0%
Eugene W. Chapman            2,500         2,500             0           0%
Bill M. Conrad              10,000        10,000             0           0%
Gerald Einhorn               2,000         2,000             0           0%
Michael Galkin               8,000         8,000             0           0%
Christopher Gehring (1)        500           500             0           0%
Frank Gehring (1)              500           500             0           0%
Tammy Gehring (1)        1,000,000       500,000       500,000        36.5%
Daniel & Marci Hansen        1,000         1,000             0           0%
Kelly Hansen                   500           500             0           0%
Michael W. &
  Kathy Hansen               3,000         3,000             0           0%
James Hills                  2,500         2,500             0           0%
Vaughn H. Jackson            2,500         2,500             0           0%
Jeff D. Jensen              20,000        20,000             0           0%
Brian Jones                  5,000         5,000             0           0%
Gary Kelsay                  2,500         2,500             0           0%
Karen R. Kelsay             40,000        40,000             0           0%
Douglas J. &
  Donna K. Klimas           10,000        10,000             0           0%
Kuno Laren                  20,000        20,000             0           0%
William B. Leach             5,000         5,000             0           0%
Justin P. Lee                5,000         5,000             0           0%
Raymond Long                 1,000         1,000             0           0%
Michelle Martin              1,000         1,000             0           0%
Fay M. Matsukage             5,000         5,000             0           0%
Raymond E. McElhaney        10,000        10,000             0           0%
Kathy Nichols               20,000        20,000             0           0%
Luenna Orr                   2,500         2,500             0           0%
Valerie Perkins (1)            500           500             0           0%
Scott Robertson              5,000         5,000             0           0%
Tyson Schiff (2)            69,000        69,000             0           0%
Toby Slingerland             5,000         5,000             0           0%
Karen R. Trench              5,000         5,000             0           0%
Daniel Tso                   2,500         2,500             0           0%
TTLB, LLC                   20,000        20,000             0           0%
J. Michael Valo              5,000         5,000             0           0%
Joey Wanner                  2,500         2,500             0           0%
Christine Wilfahrt (1)      12,000        12,000             0           0%
Howard Wilfahrt (1)         12,000        12,000             0           0%

(1) Tammy Gehring is the Company's founder, president, secretary, treasurer and sole director. Presently, Ms. Gehring is also the only employee of the Company. Christine Wilfahrt is the mother of Tammy Gehring. Howard Wilfahrt is the stepfather of Tammy Gehring. Christopher Gehring and Frank Gehring are brothers of Tammy Gehring. Valerie Perkins is the aunt


                                       17

    of Tammy Gehring, Christopher Gehring, and Frank Gehring and the sister of Christine Wilfahrt.
(2) During November 1997, Tyson Schiff assisted Ms. Gehring with the formation and organization of the Company.

                             PLAN OF DISTRIBUTION

     The sale of the selling security holders' shares may be effected from time to time in transactions, which may include block transactions by or for the account of the selling security holders, negotiated transactions, or a combination of these methods of sale. Sales may be made at fixed prices, which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     The selling security holders may effect the transactions by selling their shares directly to purchasers, through broker-dealers acting as agents for the selling security holders, or to broker-dealers who may purchase shares as principals and thereafter sell the selling security holders' shares from time to time in the over-the-counter market, in negotiated transactions, or otherwise. In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. The selling stockholder may enter into hedging transactions with broker-dealers, and in connection with these transactions, broker-dealers may engage in short sales of the shares. The selling security holders may also sell shares short and deliver these shares to close out their short positions. The selling security holders may also enter into option or other transactions with broker-dealers that involve the delivery of these shares to the broker-dealers, who may then resell or otherwise transfer such shares. The selling security holders may also pledge these shares to a broker-dealer who, upon a default, may sell or otherwise transfer these shares.

     These broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchaser for whom such broker-dealers may act as agents or to whom they may sell as principals or both, which compensation as to a particular broker-dealer may be in excess of customary commissions.

     The selling security holders and broker-dealers, if any, acting in connection with these sales might be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     If we are notified by selling security holders that any material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933. The supplement will disclose

     * the name of each such selling stockholder and of the participating broker-dealer(s),

     *    the number of securities involved,

     *    the price at which such securities will be sold,

    * the commissions to be paid or discounts or concessions to be allowed to such broker-dealer(s), where applicable,

    * that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

    *    other facts material to the transaction.

     We have advised the selling security holders that during such time as they may be engaged in a distribution of the common stock covered by this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     Sales of any shares of common stock by the selling security holders may depress the price of the common stock in any market that may exist for the common stock.

     Any securities covered by this prospectus that qualify for sale pursuant to SEC Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

     The selling security holders may or may not sell any or all of the shares of common stock covered by this prospectus.


                           DESCRIPTION OF SECURITIES

COMMON STOCK

     Our Articles of Incorporation authorize the issuance of 20,000,000 shares of $0.001 par value common stock. Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation.

     Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of TEQ-1 Corporation, holders are entitled to receive, ratably, the net assets of TEQ-1 Corporation available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of TEQ-1 Corporation's common stock are issued, the relative interests of then existing stockholders may be diluted.

     As of the date of this prospectus, there were 1,369,500 shares of common stock issued and outstanding.

PREFERRED STOCK

     Our Articles of Incorporation authorize the issuance of 5,000,000 shares of $0.001 par value preferred stock. Our Board of Directors is authorized to issue the preferred stock from time to time in classes and series and is further authorized to establish such classes and series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each class or series, and to allow for the conversion of preferred stock into common stock. As of the date of this prospectus, there were no shares of $0.001 par value preferred stock issued and outstanding, and we have no present intention of issuing any shares of preferred stock.

ANTI-TAKEOVER PROVISIONS

     Our authorized but unissued preferred stock could be issued in one or more transactions, which would make more difficult or costly, and less likely, a takeover of TEQ-1 Corporation. Issuing additional shares of stock would also have the effect of diluting the stock ownership of persons seeking to obtain control of TEQ-1 Corporation. Moreover, certain companies have issued rights to purchase their preferred stock, with such rights having terms designed to encourage in certain potential acquisitions negotiation with the board. The authorized but unissued shares of preferred stock would be available for use in connection with the issuance of such rights. TEQ-1 Corporation does not intend to adopt any anti-takeover measures at the present time.

     Certain provisions of the Nevada Revised Statutes restrict the voting rights of a person acquiring a controlling interest in a Nevada corporation to those conferred by resolution adopted by the shareholders of the corporation, which has the effect of discouraging a takeover. However, these provisions only apply to a Nevada corporation that has 200 or more stockholders, 100 of which have addresses in Nevada, and that does business in Nevada. TEQ-1 Corporation does not meet any of these conditions, so these Nevada anti-takeover provisions do not presently apply to us. If we should meet the conditions for application of the provisions in the future, the effect of the provisions would be to discourage a takeover of TEQ-1 Corporation.

SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this prospectus, there were 1,369,500 shares of our common stock issued and outstanding. Upon the effectiveness of this registration statement, 869,500 shares of common stock may be resold pursuant to this prospectus without further restriction under the Securities Act. The remaining 500,000 shares of common stock are currently restricted but may be resold by complying with the resale limitations of Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) one percent of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sales. Sales under 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

     Prior to the offering, there has been no market for our common stock. No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.


                            MARKET FOR COMMON STOCK

MARKET INFORMATION

     No public trading market exists for our securities. We plan to eventually seek listing on the OTCBB. We cannot guarantee that we will obtain a listing, and a regular trading market for our common stock may never develop.

HOLDERS

     As of the date of this prospectus, there were forty-three holders of record of our common stock.

DIVIDENDS

     We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use towards our business plan. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the board of directors deems relevant.

                                 LEGAL MATTERS

     The validity of the shares of our common stock covered by this prospectus has been passed upon by Gerald Einhorn, of Salt Lake City, Utah.


                                    EXPERTS

     The financial statements of TEQ-1 Corporation as of December 31, 2000, appearing in this prospectus have been audited by Pritchett, Siler & Hardy, P.C. as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.


                            ADDITIONAL INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules thereto. For further information with respect to TEQ-1 Corporation and the shares offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the registration statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet website, http://www.sec.gov.

                               TEQ-1 CORPORATION
                         [A Development Stage Company]


                                                                         PAGE
                                                                         ----
INDEX TO UNAUDITED FINANCIAL STATEMENTS


    -  Unaudited Condensed Balance Sheets,
          September 30, 2001 and December 31, 2000                         24


    -  Unaudited Condensed Statements of Operations,
          for the three and nine months ended September 30,
          2001 and 2000 and from inception on
          November 19, 1997 through September 30, 2001                     25


    -  Unaudited Condensed Statements of Cash Flows,
          for the nine months ended September 30, 2001 and
          2000 and from inception on November 19, 1997
          through September 30, 2001                                       26


    -  Notes to Unaudited Condensed Financial Statements              27 - 31



INDEX TO AUDITED FINANCIAL STATEMENTS


    -  Independent Auditors' Report                                        32


    -  Balance Sheet, December 31, 2000                                    33


    -  Statements of Operations, for the years ended
          December 31, 2000 and 1999 and for the period
          from inception on November 19, 1997 through
          December 31, 2000                                                34


    -  Statement of Stockholders' (Deficit), from inception
          on November 19, 1997 through December 31, 2000                   35


    -  Statements of Cash Flows, for the years ended
          December 31, 2000 and 1999 and for the period
          from inception on November 19, 1997 through
          December 31, 2000                                                36


    -  Notes to Financial Statements                                  37 - 39

                               TEQ-1 CORPORATION
                         [A Development Stage Company]
                       UNAUDITED CONDENSED BALANCE SHEETS

                                    ASSETS


                                                          September 30,   December 31,
                                                              2001           2000
                                                           ___________    ___________
CURRENT ASSETS:
     Cash in bank                                          $    22,257    $       565
     Accounts receivable                                         4,460            334
                                                           ___________    ___________
          Total Current Assets                                  26,717            899
                                                           ___________    ___________

                                                           $    26,717    $       899
                                                           ===========    ===========


                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)


CURRENT LIABILITIES:
     Accrued expenses - related party                      $    11,353    $       274
     Notes payable - related party                               3,715          3,715
                                                           ___________    ___________
          Total Current Liabilities                             15,068          3,989
                                                           ___________    ___________

STOCKHOLDERS' EQUITY (DEFICIT):
     Preferred stock $.001 par value, 5,000,000 shares
       authorized, 0 shares issued and outstanding                   -              -
     Common stock, $.001 par value, 20,000,000 shares
       authorized, 1,288,500 and 1,100,000 shares
       issued and outstanding, respectively                      1,289          1,100
     Capital in excess of par value                             17,856              -
     (Deficit) accumulated during the development stage         (7,496)        (4,190)
                                                           ___________    ___________
          Total Stockholders' Equity (Deficit)                  11,649         (3,090)
                                                           ___________    ___________

                                                           $    26,717    $       899
                                                           ===========    ===========







Note: The balance sheet at December 31, 2000 was taken from the audited financial statements at that date and condensed.

   The accompanying notes are an integral part of these unaudited condensed financial statements.

                               TEQ-1 CORPORATION
                         [A Development Stage Company]
                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS



                                              For the Three            For the Nine       From Inception
                                              Months Ended             Months Ended       on November 19,
                                              September 30,            September 30,       1997 through
                                         ______________________   _______________________  September 30,
                                           2001         2000         2001         2000         2001
                                         _________   __________   __________   __________   ___________
REVENUE:
     Sales                               $   5,181   $        -   $   10,878   $        -   $    11,212
                                         _________   __________   __________   __________   ___________
EXPENSES:
     General and administrative              4,470          675       13,905        1,915        18,075
                                         _________   __________   __________   __________   ___________
INCOME (LOSS) FROM
  OPERATIONS                                   711         (675)      (3,027)      (1,915)       (6,863)
                                         _________   __________   __________   __________   ___________
OTHER EXPENSE:
     Interest expense                          (93)         (93)        (279)        (181)         (633)
                                         _________   __________   __________   __________   ___________
INCOME (LOSS) BEFORE
  INCOME TAXES                                 618         (768)      (3,306)      (2,096)       (7,496)

CURRENT INCOME TAXES                             -            -            -            -             -

DEFERRED INCOME TAXES                            -            -            -            -             -
                                         _________   __________   __________   __________   ___________
NET INCOME (LOSS)                        $     618   $     (768)  $   (3,306)  $   (2,096)  $    (7,496)
                                         _________   __________   __________   __________   ___________
INCOME (LOSS) PER SHARE                  $     .00   $     (.00)  $     (.00)  $     (.00)  $      (.01)
                                         _________   __________   __________   __________   ___________








   The accompanying notes are an integral part of these unaudited condensed financial statements.

                               TEQ-1 CORPORATION
                         [A Development Stage Company]
                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

                                                                    For the Nine       From Inception
                                                                    Months Ended       on November 19,
                                                                    September 30,       1997 through,
                                                                _____________________   September 30,
                                                                  2001        2000          2001
                                                                _________   _________   ____________
Cash Flows From Operating Activities:
   Net loss                                                     $  (3,306)  $  (2,096)  $     (7,496)
   Adjustments to reconcile net loss to net cash provided
    (used) by operating activities:
      Stock issued for services rendered                                -           -          1,100
      Changes in assets and liabilities:
        (Increase) in accounts receivable                          (4,126)          -         (4,460)
        Increase in accrued expenses - related party               11,079         181         11,433
                                                                _________   _________   ____________
          Net Cash Provided (Used) by Operating Activities          3,647      (1,915)           577
                                                                _________   _________   ____________
Cash Flows From Investing Activities                                    -           -              -
                                                                _________   _________   ____________
          Net Cash Provided (Used) by Investing Activities              -           -              -
                                                                _________   _________   ____________
Cash Flows From Financing Activities:
   Proceeds from notes payable - related party                          -       3,000          3,635
   Proceeds from issuance of common stock                          18,850           -         18,850
   Stock issuance costs                                              (805)          -           (805)
                                                                _________   _________   ____________
          Net Cash Provided by Financing Activities                18,045       3,000         21,680
                                                                _________   _________   ____________
Net Increase in Cash                                               21,692       1,085         22,257

Cash at Beginning of the Period                                       565           -              -
                                                                _________   _________   ____________
Cash at End of the Period                                       $  22,257   $   1,085   $     22,257
                                                                _________   _________   ____________

Supplemental Disclosures of Cash Flow Information:

   Cash paid during the period for:
     Interest                                                   $       -   $       -   $          -
     Income taxes                                               $       -   $       -   $          -

Supplemental Schedule of Noncash Investing and Financing Activities:

   For the period from inception on November 19, 1997 through September 30, 2001:
     On February 1, 2000, the Company extended $80 of unpaid accrued interest owed a related party into a new note payable to the related party.

     On November 19, 1997 the Company issued 1,100,000 shares of its common stock for services valued at $1,100.



   The accompanying notes are an integral part of these unaudited condensed financial statements.

                               TEQ-1 CORPORATION
                         [A Development Stage Company]

              NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization - TEQ-1 Corporation (the "Company") was organized under the laws of the State of Nevada on November 19, 1997. The Company has recently changed its business plan. The primary plan of operations of the Company is providing electronic filing services for entities/individuals that need to electronically file reports, registration statements, and other documents with the Securities and Exchange Commission ("SEC") through the SEC's electronic system - "Electronic Data Gathering Analysis and Retrieval" or "EDGAR". The Company has not generated significant revenues from its planned principal operations and is considered a development stage company as defined in SFAS No. 7. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

  Condensed Financial Statements - The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at September 30, 2001 and 2000 and for the periods then ended have been made.

  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2000 audited financial statements. The results of operations for the periods ended September 30, 2001 are not necessarily indicative of the operating results for the full year.

  Revenue Recognition - The Company recognizes revenue in the period when the services are performed.

  Income Taxes - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes".

  Loss Per Share - The computation of loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share".

  Cash and Cash Equivalents - For purposes of the financial statements, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

  Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

                               TEQ-1 CORPORATION
                         [A Development Stage Company]

              NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [Continued]

  Recently Enacted Accounting Standards - Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of FASB Statement No. 125", SFAS No. 141, "Business Combinations", SFAS No. 142, "Goodwill and Other Intangible Assets", and SFAS No. 143, "Accounting for Asset Retirement Obligations", were recently issued. SFAS No. 140, 141, 142 and 143 have no current applicability to the Company or their effect on the financial statements would not have been significant.

NOTE 2 - ACCOUNTS RECEIVABLE

  Accounts receivable consist of receivables from the sale of services. Management believes the receivables are fully collectible and has not provided any allowance for doubtful accounts.

NOTE 3 - CAPITAL STOCK

  Preferred stock - The Company has authorized 5,000,000 shares of preferred stock, $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares were issued and outstanding at September 30, 2001 and December 31, 2000.

  Common Stock - The Company has authorized 20,000,000 shares of common stock. On November 19, 1997, in connection with its organization, the Company issued 1,100,000 shares of its previously authorized, but unissued common stock. The shares were issued for services rendered valued at $1,100 (or $.001 per share).

  Private Offering - The Company is currently making a private offering of 300,000 shares of its previously authorized but unissued common stock.
  This offering is exempt from registration with the Securities and Exchange Commission under Rule 506 of Regulation D as promulgated under the Securities Act of 1933, as amended. An offering price of $.10 per share has arbitrarily been determined by the Company. The offering is being managed by the Company without any underwriter. The shares will be offered and sold by an officer of the Company, who will receive no sales commissions or other compensation in connection with the offering, except for reimbursement of expenses actually incurred on behalf of the Company in connection with the offering. As of September 30, 2001, the Company had sold 188,500 shares of common stock for proceeds of $18,850. Stock offering costs of $805 have been incurred through September 30, 2001 and were offset against the proceeds of the offering in capital in excess of par value. The offering has been extended through November 30, 2001.

NOTE 4 - INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". SFAS No. 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards.

                               TEQ-1 CORPORATION
                         [A Development Stage Company]

              NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 4 - INCOME TAXES [Continued]

  The Company has available at September 30, 2001, unused operating loss carryforwards of approximately $7,500 which may be applied against future taxable income and which expire in various years through 2021. The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance equal to the tax effect of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards. The net deferred tax assets are approximately $2,500 and $1,400 as of September 30, 2001 and December 31, 2000, respectively, with an offsetting valuation allowance at each year end of the same amount, resulting in a change in the valuation allowance of approximately $1,100 during the nine months ended September 30, 2001.

NOTE 5 - RELATED PARTY TRANSACTIONS

  Management Compensation - For the years ended December 31, 2000 and 1999 the Company did not pay any compensation to any officer/director of the Company. On January 1, 2001, the Company entered into an employment agreement with an officer/director/employee of the Company to pay $1,000 per month. As of September 30, 2001, the Company has accrued $9,000 in unpaid salary expense.

  Office Space/Utilities - During the years ended December 31, 2000 and 1999, the Company did not have a need to rent office space. On January 1, 2001, the Company entered into a rental/utilities agreement with an officer/director/employee of the Company allowing the Company to use office space in her home for the operations of the Company at a base rent of $100 per month. The Company also agreed to pay the officer/director/employee of the Company a base utilities/miscellaneous expense of $100 per month designated for, but not limited to, heat, power, water, sewer, garbage collection, recycling, phone, fax, Internet, computer, printer and any other office items needed for the operations of the Company, not currently being paid by the Company. As of September 30, 2001, the Company had accrued $900 in rent expense and $900 in utilities/miscellaneous expense.

  Notes Payable - As of September 30, 2001, the Company has two notes payable due to an officer/shareholder of the Company. One note for $2,000 was due June 1, 2001. This note has been extended but is now due on demand. The other note, for $1,715, was due February 1, 2001 but was extended until February 1, 2002. Both notes accrue interest at 10% per annum. Accrued interest on the notes payable amounted to $553 at September 30, 2001.

NOTE 6 - GOING CONCERN

  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has just recently commenced operations and has incurred losses since its inception. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans or through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                               TEQ-1 CORPORATION
                         [A Development Stage Company]

              NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 7 - LOSS PER SHARE

  The following data shows the amounts used in computing loss per share:

                                              For the Three            For the Nine       From Inception
                                              Months Ended             Months Ended       on November 19,
                                              September 30,            September 30,       1997 through
                                         _______________________   _______________________  September 30,
                                           2001         2000         2001         2000         2001
                                         __________   __________   __________   __________   ___________

     Income (Loss) from continuing
       operations available to
       common shareholders
       (numerator)                       $      618   $     (768)  $   (3,306)  $   (2,096)  $    (7,496)
                                         __________   __________   __________   __________   ___________
     Weighted average number
       of common shares
       outstanding
       (denominator)                      1,189,935    1,100,000    1,130,308    1,100,000     1,105,864
                                         __________   __________   __________   __________   ___________

  Dilutive loss per share was not presented, as the Company had no common stock equivalent shares for all periods presented that would affect the computation of diluted loss per share.

NOTE 8 - COMMITMENTS AND AGREEMENTS

  Employment Agreement - The Company has entered into an employment agreement with its sole officer and director ("employee"). The agreement provides for a $1,000 per month salary for a period of three years commencing January 1, 2001. The salary shall accrue until the Company has achieved net income of $50,000 at which time the Company will pay 50% of its net income before tax towards reducing the accrued salary liability.

  Rental/Utilities Agreement - The Company has entered into a rental/utilities agreement with its sole officer and director ("landlord"). The agreement provides for payment of $100 per month for rent and $100 per month for utilities and other incidentals on a month-to-month basis starting January 1, 2001. The rent shall accrue until the Company has achieved net income of $50,000 at which time the Company will pay 10% of its net income before tax towards reducing the accrued rent liability. The utilities portion shall accrue until the Company elects to make payment. Subsequently, this agreement has been renegotiated [See Note 10].

NOTE 9 - SIGNIFICANT CUSTOMERS

  The Company has just recently commenced operations and all of the revenues received by the Company are from a limited number of clients, the loss of which could have a material impact on the operations of the Company.

                               TEQ-1 CORPORATION
                         [A Development Stage Company]

              NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

NOTE 10 - SUBSEQUENT EVENTS

  On October 1, 2001, the Company renegotiated its rental/utilities agreement with its sole officer and director ("landlord"). The new agreement requires the Company to pay $100 per month for rent and $100 per month for utilities and other incidentals payments on the last day of the month. On October 10, 2001, the Company paid $1,800 to the landlord to bring the rent and utilities current.

                        INDEPENDENT AUDITORS' REPORT



Board of Directors
TEQ-1 CORPORATION
Salt Lake City, Utah

We have audited the accompanying balance sheet of TEQ-1 Corporation [a development stage company] at December 31, 2000, and the related statements of operations, stockholders' (deficit) and cash flows for the years ended December 31, 2000 and 1999 and for the period from inception on November 19, 1997 through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of TEQ-1 Corporation [a development stage company] as of December 31, 2000 and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 and for the period from inception on November 19, 1997 through December 31, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has incurred losses since its inception and has not yet been successful in establishing profitable operations. Further, the Company had current liabilities in excess of current assets. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regards to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



PRITCHETT, SILER & HARDY, P.C.

February 14, 2001
Salt Lake City, Utah

                             TEQ - 1 CORPORATION
                        [A Development Stage Company]

                               BALANCE SHEETS


                                    ASSETS



                                                           December 31,
                                                               2000
                                                           -------------
CURRENT ASSETS:
  Cash in bank                                              $       565
  Accounts receivable                                               334
                                                           -------------
     Total Current Assets                                           899
                                                           -------------
                                                            $       899
                                                           =============


                    LIABILITIES AND STOCKHOLDERS' (DEFICIT)


CURRENT LIABILITIES:
  Note payable - related party                                    3,715
  Accrued interest payable - related party                  $       274
                                                           -------------
     Total Current Liabilities                              $     3,989
                                                           -------------
STOCKHOLDERS' (DEFICIT):
  Preferred stock, $.001 par value,
   5,000,000 shares authorized,
   no shares issued and outstanding                                 --
  Common stock, $.001 par value,
   20,000,000 shares authorized,
   1,100,000 shares issued and
   outstanding                                                    1,100
  Capital in excess of par value                                    --
  Deficit accumulated during the
   development stage                                             (4,190)
                                                           -------------
     Total Stockholders' (Deficit)                               (3,090)
                                                           -------------

                                                            $       899
                                                           =============



The accompanying notes are an integral part of this financial statement.

                             TEQ - 1 CORPORATION
                        [A Development Stage Company]

                           STATEMENTS OF OPERATIONS



                                            For the              From Inception
                                           Year Ended            on November 19,
                                          December 31,            1997 through
                                  ----------------------------    December 31,
                                      2000            1999            2000
                                  ------------    ------------    ------------
REVENUE                           $       334     $       --      $       334

EXPENSES:
   General and Administrative           2,435             210           4,170
                                  ------------    ------------    ------------


LOSS BEFORE OTHER
 EXPENSES                              (2,101)           (210)         (3,836)

OTHER (EXPENSES):
   Interest expense                      (274)            (47)           (354)
                                  ------------    ------------    ------------

LOSS BEFORE INCOME TAXES               (2,375)           (257)         (4,190)

CURRENT TAX EXPENSE                       --              --              --

DEFERRED TAX EXPENSE                      --              --              --
                                  ------------    ------------    ------------


NET LOSS                          $    (2,375)    $      (257)    $    (4,190)
                                  ============    ============    ============

LOSS PER COMMON SHARE             $     (0.00)    $     (0.00)    $     (0.00)
                                  ============    ============    ============



The accompanying notes are an integral part of these financial statements.

                               TEQ-1 CORPORATION
                         [A Development Stage Company]
                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                FROM THE DATE OF INCEPTION ON NOVEMBER 19, 1997

                           THROUGH DECEMBER 31, 2000

                                                                                                  Deficit
                                                                                                Accumulated
                                   Preferred Stock             Common Stock         Capital in  During the
                              ------------------------- -------------------------   Excess of   Development
                                 Shares       Amount       Shares       Amount      Par Value      Stage
                              ------------ ------------ ------------ ------------  -----------  -----------
BALANCE, November 19,
 1997                                  -   $        -            -   $        -    $       -    $       -

Issuance of 1,100,000
 shares common stock for
 services at $.001 per share,
 November 19, 1997                     -            -     1,100,000        1,100           -            -

Net loss for the period ended
 Decmeber 31, 1997                     -            -            -            -            -        (1,383)
                              ------------ ------------ ------------ ------------  -----------  -----------
BALANCE, December 31,
 1997                                  -            -     1,100,000        1,100           -        (1,383)

Net loss for the year ended
 December 31, 1998                     -            -             -           -            -          (175)
                              ------------ ------------ ------------ ------------  -----------  -----------
BALANCE, December, 1998                -            -     1,100,000        1,100           -        (1,558)

Net loss for the year ended
 December 31, 1999                     -            -             -           -            -          (257)
                              ------------ ------------ ------------ ------------  -----------  -----------
BALANCE, December 31, 1999             -            -     1,100,000        1,100           -        (1,815)

Net loss for the year ended
 December 31, 2000                     -            -             -           -            -        (2,375)
                              ------------ ------------ ------------ ------------  -----------  -----------

BALANCE, December 31, 2000             -   $        -     1,100,000  $     1,100   $       -    $   (4,190)
                              ============ ============ ============ ============  ===========  ===========




The accompanying notes are an integral part of this financial statement.

                               TEQ-1 CORPORATION
                         [A Development Stage Company]
                           STATEMENTS OF CASH FLOWS

                                                                            From
                                                    For the Nine        Inception on
                                                    Months Ended        November 19,
                                                    September 30,       1997 through
                                               ----------------------   September 30,
                                                  2000        1999          2000
                                               ----------  ----------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                     $  (2,375)  $    (257)  $      (4,190)
  Adjustments to reconcile net loss to
   net cash used by operating activities:
    Stock issued for services                         -           -            1,100
    Changes is assets and liabilities:
      Accrued Interest - related party               274          47             354
      Accounts receivable                           (334)         -             (334)
                                               ----------  ----------  --------------
           Net Cash Provided (Used) by
            Operating Activities                  (2,435)       (210)         (3,070)
                                               ----------  ----------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES:                 -           -               -
                                               ----------  ----------  --------------
           Net Cash Provided by Investing
            Activities                                -           -               -
                                               ----------  ----------  --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from loans payable - related party       3,000         210           3,635
                                               ----------  ----------  --------------
           Net Cash Provided by Financing
            Activities                             3,000          -            3,635
                                               ----------  ----------  --------------
NET INCREASE IN CASH                                 565          -              565

CASH AT BEGINNING OF PERIOD                           -           -              -
                                               ----------  ----------  --------------
CASH AT END OF PERIOD                          $     565   $      -    $         565
                                               ----------  ----------  --------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:

  Cash paid during the period for:
   Interest                                    $      -    $      -    $         -
   Income taxes                                $      -    $      -    $         -

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
    For the year ended December 31, 2000:
       The Company refinanced a previous loan payable of $635 along with its related accrued interest of $80 into a new note payable.

    For the period from inception on November 19, 1997 through December 31,
     1999:
       In 1997 the Company issued 1,100,000 shares of common stock for services rendered, valued at $1,100.


The accompanying notes are an integral part of these financial statements.

                               TEQ-1 CORPORATION
                         [A Development Stage Company]

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization - TEQ-1 Corporation (the Company) was organized under the laws of the State of Nevada on November 19, 1997. The Company has recently changed its business plan. The primary plan of operations of the Company is providing electronic filing services for entities/individuals that need to electronically file reports, registration statements, and other documents with the Securities and Exchange Commission ("SEC") through the SEC's electronic system - "Electronic Data Gathering Analysis and Retrieval" or "EDGAR". The Company has not generated significant revenues from its planned principal operations and is considered a development stage company as defined in SFAS No.7. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

  Organization Costs - Organization costs, which reflect amounts expended to organize the Company, amounted to $1,100 and were expensed during the period ended December 31, 1997.

  Loss Per Share - The computation of loss per share is based on the weighted average number of shares outstanding during the period presented in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". [See Note 6]

  Cash and Cash Equivalents - For purposes of the financial statements, the Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

  Revenue Recognition - The Company recognizes revenue at the time that services are rendered.

  Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. Actual results could differ from those estimated.

  Recently Enacted Accounting Standards - Statement of Financial Accounting Standards (SFAS) No. 136, "Transfers of Assets to a not for profit organization or charitable trust that raises or holds contributions for others", SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - deferral of the effective date of FASB Statement No. 133 (an amendment of FASB Statement No. 133.),", SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities - and Amendment of SFAS No. 133", SFAS No. 139, "Recission of SFAS No. 53 and Amendment to SFAS No 63, 89 and 21", and SFAS No. 140, "Accounting to Transfer and Servicing of Financial Assets and Extinguishment of Liabilities", were recently issued SFAS No. 136, 137, 138, 139 and 140 have no current applicability to the Company or their effect on the financial statements would not have been significant.

                               TEQ-1 CORPORATION
                         [A Development Stage Company]

                         NOTES TO FINANCIAL STATEMENTS

NOTE 2 - CAPITAL STOCK

  Common Stock - During November 19, 1997, in connection with its organization, the Company issued 1,100,000 shares of its previously authorized, but unissued common stock. The shares were issued for services rendered at $1,100 (or $.001 per share).

  Preferred stock - The Company has authorized 5,000,000 shares of preferred stock, $.001 par value, with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares were issued and outstanding at December 31, 2000.

NOTE 3 - INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes". FASB 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carryforwards.

  The Company has available at December 31, 2000, unused operating loss carryforwards of approximately $4,200 which may be applied against future taxable income and which expire in various years from 2017 through 2020. The amount of and ultimate realization of the benefits from the operating loss carryforwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined. Because of the uncertainty surrounding the realization of the loss carryforwards the Company has established a valuation allowance equal to the amount of the loss carryforwards and, therefore, no deferred tax asset has been recognized for the loss carryforwards. The net deferred tax assets are approximately $1,400 and $600 as of December 31, 2000 and 1999, respectively, with an offsetting valuation allowance at each year end of the same amount resulting in a change in the valuation allowance of approximately $800 during 2000.

NOTE 4 - RELATED PARTY TRANSACTIONS

  Management Compensation - For the years ended December 31, 2000, and 1999, the Company did not pay any compensation to any officer/director of the Company.

  Office Space - During the years ended December 31, 2000 and 1999, the Company did not have a need to rent office space. An officer/shareholder of the Company allowed the Company to use her office as a mailing address, as needed, at no expense to the Company.

  Loan Payable - A loan payable of $635 at December 31, 1999, that an officer/shareholder of the Company advanced to the Company, has been refinanced into a new note payable with its accrued interest of $80. Interest was accrued at 10% per annum.

  Notes Payable - As of December 31, 2000, the Company has two notes payable due to an officer/shareholder of the Company. One note for $2,000 is due June 1, 2001. The other note, for $1,715, was due February 1, 2001 but was extended until February 1, 2002. Both notes accrue interest at 10% per annum. Accrued interest on the notes payable amounted to $274 at December 31, 2000.

                               TEQ-1 CORPORATION
                         [A Development Stage Company]

                         NOTES TO FINANCIAL STATEMENTS


NOTE 5 - GOING CONCERN

  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has incurred losses since its inception and has not yet been successful in establishing profitable operations. Further, the Company has current liabilities in excess of current assets. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management is proposing to raise any necessary additional funds not provided by operations through loans or through additional sales of its common stock. There is no assurance that the Company will be successful in raising this additional capital or achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 6 - LOSS PER SHARE

  The following data shows the amounts used in computing loss per share:

                                               For the            From Inception
                                              Year Ended          on November 19,
                                             December 31,          1997 Through
                                       ------------------------   September 30,
                                          2000         1999            2000
                                       -----------  -----------  ----------------
   Loss from continuing operations
   available to common shareholders
    (numerator)                        $   (2,375)  $     (257)  $        (4,190)
                                       -----------  -----------  ----------------

   Weighted average number of
   common shares outstanding used
   in loss per share for the period
   (denominator)                        1,100,000    1,100,000         1,100,000
                                       -----------  -----------  ----------------

  Dilutive loss per share was not presented, as the Company had no common stock equivalent shares for all period presented that would affect the computation of diluted loss per share.

========================================    =====================================
Until _____________, 2001, all dealers
that effect transactions in these
securities, whether or not participating
in this offering, may be required to
deliver a prospectus.  This is in
addition to the dealers' obligation to
deliver a prospectus when acting as
underwriters and with respect to their                869,500 Common Shares
unsold allotments or subscriptions.
----------------------------------------
TABLE OF CONTENTS
----------------------------------------
Prospectus Summary                     2
  Our Company                          2
  Summary Financial Information        2
  The Offering                         2               TEQ-1 CORPORATION
Risk Factors                           3
  We are a new business                3
  We have limited resources            3
  We may seek capital from other
     sources                           3
  We only offer services using
     ASCII format                      3
  We have only one employee            4
  We face competition from                          ----------------------
     our competitors                   4                  PROSPECTUS
  We rely on computer, Internet                     ----------------------
     and administrative systems        4
  We are covered by the Penny
     Stock rules                       5
  There is no liquidity in
     our stock                         5
Information about TEQ-1 Corporation    5
Use of Proceeds                        6            ________________, ____
Description of Business                6
  Background                           6
  Business                             7             ********************
  Marketing                            9
  Government Regulation                9
  Competition                          9
  Offices                             10
  Employees                           11
  Insurance                           11
Plan of Operation                     11
Management                            14    No dealer, salesperson or other person
  Directors and Executive Officers    14    has been authorized to give any
  Biographical Information            14    information or to make any
  Section 16(a) Filing Compliance     14    representations other than those
Executive Compensation                15    contained in this Prospectus and, if
Principal Stockholders                15    given or made, such information or
Certain Relationships and Related           representations must not be relied
   Transactions                       16    upon as having been authorized by the
Selling Security Holders              16    Company.  This prospectus does not
Plan of Distribution                  18    constitute an offer to sell or a
Description of Securities             19    solicitation of an offer to buy any of
  Common Stock                        19    the securities offered hereby to whom
  Preferred Stock                     20    it is unlawful to make such offer in
  Anti-Takeover Provisions            20    any jurisdiction.  Neither the
  Shares Eligible for Future Sale     21    sale made hereunder shall, under any
  Market Information                  21    that information contained herein is
  Holders                             21    correct as of any time subsequent to
  Dividends                           21    the date hereof or that there has been
Legal Matters                         22    no change in the affairs of the
Experts                               22    Company since such date.
Additional Information                22
Index to Financial Statements         23
========================================    =====================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Articles of Incorporation provide that no officer or director shall be personally liable to the corporation or its shareholders for money damages except as provided pursuant to the Nevada Revised Statutes. Our Bylaws provide that we will indemnify and hold harmless, to the full extent allowed by the laws of the State of Nevada, each person who was, or is threatened to be made a party to, or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another entity, against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceedings.

     Chapter 78, Sections 78.7502 and 78.751, of the Nevada Revised Statutes state the following:

NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS
78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised, that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses to be paid by us in connection with the securities being offering by this prospectus and registration statement. No expenses will be paid by the selling security holders.

  Item                                            Amount
  ----------------------------------              -------
  SEC Registration Fees                           $    22
  Blue Sky Fees and Expenses*                     $   500
  Transfer Agent Fees and Expenses*               $   500
  Printing and Engraving Expenses*                $   500
  Legal Fees and Expenses*                        $10,000
  Accounting Fees and Expenses*                   $ 5,000
  Miscellaneous Fees and Expenses*                $ 2,000
  Federal Taxes                                   $     0
  State Taxes and Fees                            $     0
  Trustees' Fees                                  $     0

* Estimated Figure

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is information regarding the issuance and sales of our securities without registration since its formation.

     Effective November 23, 1997, the Company issued 1,000,000 shares to Tammy Gehring, its founding director, for services rendered in connection with the Company's formation and organization valued at $1,000. Also effective November 23, 1997, the Company issued to Tyson Schiff a total of 100,000 shares of common stock for services rendered in connection with the Company's formation and organization valued at $100.

     On June 22, 2001, we authorized a private offering under Rule 506 of Regulation D (the "Offering") to raise additional working capital for the Company. The Company offered three hundred thousand (300,000) shares of $0.001 par value common stock at a price of $0.10 per share in the Offering (the "Shares"). This Offering commenced July 1, 2001 and concluded November 30, 2001. At closing on November 30, 2001, the Company sold 269,500 Shares under the Offering to the following selling security holders:

                                             NUMBER OF
     NAME OF SELLING SECURITY HOLDER      SHARES PURCHASED
     --------------------------------     ----------------
     Nate Ballard                               3,000
     Larry Beck                                 3,000
     Gordon E. Beckstead                        5,000


                                     II-3

     Lea Blohm                                  5,000
     M. Stephen Brown                          25,000
     Stephen Bushansky                         10,000
     Eugene W. Chapman                          2,500
     Bill M. Conrad                            10,000
     Gerald Einhorn                             2,000
     Michael Galkin                             8,000
     Christopher Gehring                          500
     Frank Gehring                                500
     Daniel & Marci Hansen                      1,000
     Kelly Hansen                                 500
     Michael W. & Kathy Hansen                  3,000
     Jeff D. Jensen                            20,000
     Brian Jones                                5,000
     Karen R. Kelsay                           40,000
     Douglas J. & Donna K. Klimas              10,000
     Kuno Laren                                20,000
     William B. Leach                           5,000
     Justin P. Lee                              5,000
     Michelle Martin                            1,000
     Fay M. Matsukage                           5,000
     Raymond E. McElhaney                      10,000
     Kathy Nichols                             20,000
     Valerie Perkins                              500
     Scott Robertson                            5,000
     Karen R. Trench                            5,000
     TTLB, LLC                                 20,000
     J. Michael Valo                            5,000
     Christine Wilfahrt                         7,000
     Howard Wilfahrt                            7,000

     The sales were made under Rule 506 of Regulation D. The above selling security holders received, and had access to, all information pertaining to TEQ-1 Corporation's business and financial condition. No underwriter was involved and no commissions were paid to any person. All of the above selling security holders represented to TEQ-1 Corporation that they were purchasing for investment and not with a view to distribution, and they had such knowledge and experience in financial and business matters that would enable them to evaluate the merits and risks of the investment and were able to bear those risks.

ITEM 27.  EXHIBITS

     Exhibits required to be attached by Item 601 of Regulation S-B are listed below:

SEC Ref     Page
No.         No.       Description
-------     ----      -----------

3.1(i)      *1*       Articles of Incorporation of the Company, filed with the
                      State of Nevada on November 19, 1997.

3.1(ii)     *1*       Bylaws of the Company.

5.1         E-1       Opinion and consent of Gerald Einhorn, Esq., dated
                      December 14, 2001.

10.1        *2*       Promissory Note dated February 1, 2000 executed by the
                      Company.

10.2        *2*       Promissory Note dated June 1, 2000 executed by the
                      Company.

10.3        *3*       Employment Agreement by and between the Company and
                      Tammy Gehring dated January 1, 2001.

10.4        *3*       Rental/Utilities Agreement by and between the Company
                      and Tammy Gehring dated January 1, 2001.

10.5        *4*       Rental/Utilities Agreement by and between the Company
                      and Tammy Gehring dated October 1, 2001.

23.1        E-3       Consent of Pritchett, Siler & Hardy, P.C., dated December
                      20, 2001.

99.1        *4*       Board of Directors resolution dated October 1, 2001,
                      authorizing termination of the Rental/Utilities
                      Agreement effective January 1, 2001.


*1* The listed exhibits are incorporated herein by this reference to the Registration Statement on Form 10-SB, filed by the Company with the Securities and Exchange Commission on May 9, 2000.

*2* The listed exhibits are incorporated herein by this reference to the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, filed by the Company with the Securities and Exchange Commission on August 11, 2000.

*3* The listed exhibits are incorporated herein by this reference to the Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, filed by the Company with the Securities and Exchange Commission on May 14, 2001.

*4* The listed exhibits are incorporated herein by this reference to the Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, filed by the Company with the Securities and Exchange Commission on November 13, 2001.

ITEM 28.  UNDERTAKINGS

     The undersigned Registrant undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

    (i) Include any prospectus required by section 10(a)(3) of the Securities Act.

    (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.

    (iii) Include any additional or changed information on the plan of distribution.

2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Salt Lake City, State of Utah, on December 21, 2001.


                                 TEQ-1 CORPORATION

                                       /S/ TAMMY GEHRING
                                 By: _________________________________________
                                     Tammy Gehring,
                                     President, Secretary, Treasurer & Director

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                       /S/ TAMMY GEHRING
December 21, 2001                    _________________________________________
                                     Tammy Gehring,
                                     President, Secretary, Treasurer & Director



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